Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 of DCP Midstream, LP and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of DCP Midstream, LP of our report dated March 15, 2017, relating to the combined financial statements of the DCP Midstream Business (which report expresses an unmodified opinion and includes an other-matter paragraph referring to the preparation of the combined financial statements of the DCP Midstream Business from the separate records maintained by DCP Midstream, LLC), appearing in this Current Report on Form 8-K/A of DCP Midstream, LP dated March 15, 2017.

/s/ Deloitte & Touche LLP
Denver, Colorado
March 15, 2017